EXHIBIT 6

    CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to (i) the inclusion in Canadian Natural Resources Limited's Annual Report on Form 40-F for the year ended December 31, 2007; and (ii) the incorporation by reference in the registration statement on Form F-9 (File No. 333-146056), of our audit report dated February 26, 2008 on the consolidated balance sheets of Canadian Natural Resources Limited as at December 31, 2007 and 2006, and the consolidated statements of earnings, shareholder's equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting of Canadian Natural Resources Limited as of December 31, 2007. We also consent to the reference to us under the heading "Experts" in the Form F-9.


/s/ PricewaterhouseCoopers LLP

Calgary, Alberta
March 27, 2008